Exhibit 10.1

OCEANPAL, INC. FORM OF COMPANY EXECUTIVE
RESTRICTED STOCK AGREEMENT

This AGREEMENT (the “Agreement”), dated as of [•], 2025 (the “Grant Date”), between OceanPal, Inc. (the “Company”), and [•] (the “Grantee”).

1.           Grant of Restricted Stock. The Company hereby awards to the Grantee [•] shares of validly issued Common Stock (the “Shares”) as of the Grant Date. The Shares have not been granted under the OceanPal Inc. 2021 Equity Incentive Plan (the “Plan”); however, this Agreement references certain provisions in the Plan, and unless otherwise defined in this Agreement, capitalized terms shall have the meanings ascribed to them in the Plan. Pursuant to Section 2 hereof, the Shares are subject to certain restrictions, which restrictions shall lapse at the times provided under Section 3(d) hereof. While such restrictions are in effect, the Shares subject to such restrictions shall be referred to herein as “Restricted Stock.” The Shares will be proportionally adjusted to reflect any change in the capital structure or business of the Company occurring after the Grant Date in the same manner as adjustments are made as set forth in Sections 1.5 and 3.5 of the Plan.

2.           Restrictions on Transfer. The Grantee shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of the Restricted Stock, except as set forth in this Agreement. Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition of the Restricted Stock in violation of this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.

3.           Restricted Stock.

(a)          Retention of Certificates. Promptly after the Grant Date, the Company shall issue stock certificates representing the Restricted Stock unless it elects to recognize such ownership through uncertificated book entry or another similar method pursuant to Section 7 hereof. The stock certificates shall be registered in the Grantee’s name and shall bear any legend required under Section 4 hereof. Such stock certificates shall be held in custody by the Company (or its designated agent) until the restrictions thereon shall have lapsed. Upon the Company’s request, the Grantee shall deliver to the Company a duly signed stock power, endorsed in blank, relating to the Restricted Stock.

(b)          Rights with Regard to Restricted Stock. The Grantee will have the right to vote the Restricted Stock, to receive and retain any dividends payable to holders of record of Common Stock on and after the transfer of the Restricted Stock (although such dividends shall be treated, to the extent required by applicable law, as additional compensation for tax purposes if paid on Restricted Stock), and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to the Restricted Stock set forth in the Plan, with the exceptions that: (i) the Grantee will not be entitled to delivery of the stock certificate or certificates representing the Restricted Stock until the restriction period with respect to such Shares (the “Restriction Period”) shall have expired; (ii) the Company (or its designated agent) will retain custody of the stock certificate or certificates representing the Restricted Stock and the other RS Property (as defined below) during the Restriction Period; (iii) no RS Property shall bear interest or be segregated in separate accounts during the Restriction Period; (iv) any RS Property will be subject to the restrictions provided in Sections 3(c), 3(d) and 3(e) hereof; and (v) the Grantee may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Stock during the Restriction Period.

(c)          Treatment of Dividends and Other RS Property. In the event the Grantee receives a dividend on the Restricted Stock or the Shares of Restricted Stock are split or the Grantee receives any other shares, securities, moneys or property representing a dividend on the Restricted Stock or representing a distribution or return of capital upon or in respect of the Restricted Stock or any part thereof, or resulting from a split-up, reclassification or other like changes of the Restricted Stock, or otherwise received in exchange therefor, and any warrants, rights or options issued to the Grantee in respect of the Restricted Stock (collectively “RS Property”), the Grantee will also immediately deposit with and deliver to the Company any of such RS Property, including any certificates representing shares duly endorsed in blank or accompanied by stock powers duly executed in blank, and such RS Property shall be subject to the same restrictions, including those of Sections 3(d) and 3(e) hereof, as the Restricted Stock with regard to which they are issued and shall herein be encompassed within the term “Restricted Stock.” Unless otherwise determined by the Board, any RS Property issued in the form of cash will not be reinvested in Shares and will be held uninvested and without interest until delivered to the Grantee within 30 days after the end of the Restriction Period as determined by the Board, if the related Restricted Stock becomes vested.

(d)          Vesting.

(i)          The Restricted Stock granted pursuant to Section 1 hereof shall vest and cease to be Restricted Stock, and the Restriction Period shall end in accordance with the following schedule, provided that the Grantee has not incurred a termination of employment with the Company (and its Affiliates) prior to the applicable vesting date:

The Restricted Stock shall time-vest as to twenty-five percent (25%) on [•], 2026 (the “Cliff Period”), and thereafter upon completion of the Cliff Period, the Restricted Stock vests in equal monthly installments over the subsequent thirty six months; provided that all fractional shares, if any, will be rounded down to the nearest whole share with the balance vesting on the last vesting date.

Notwithstanding the foregoing vesting schedule, if the Grantee makes a timely election pursuant to Section 83(b) of the Code, the Grantee will have a taxable event (“Taxable Event”) and the smallest number of whole Shares of Restricted Stock that is sufficient to satisfy the Section 83(b) Tax Liability (as defined below), by reference to the fair market value of the Shares on the date of the Taxable Event, shall immediately vest and be issued, in certificate or book entry form, to the Grantee. The number of Shares of Restricted Stock that vest on each monthly anniversary after the Cliff Period shall be reduced proportionately by the number of Shares of Restricted Stock that vest in accordance with the immediately preceding sentence. The “Section 83(b) Tax Liability” means the amount of income and payroll tax withholding due in respect of any Shares of Restricted Stock, the grant date value of which the Grantee elects to recognize as ordinary income pursuant to the Section 83(b) election.

(ii)         Except as provided in this Agreement, there shall be no proportionate or partial vesting in the periods between the vesting dates and vesting shall occur only on each vesting date; provided that no termination of employment has occurred prior to such date.

(iii)        When any Shares become vested, the Company shall promptly issue and deliver, unless the Company is using book entry, to the Grantee a new stock certificate registered in the name of the Grantee for such Shares without the legend set forth in Section 4 hereof and deliver to the Grantee any related other RS Property, subject to applicable withholding.

(e)          Forfeiture. Except as provided in this Section 3(e), the Grantee shall forfeit to the Company, without compensation, any and all unvested Shares of Restricted Stock upon the Grantee’s termination of employment for any reason. If the Grantee’s employment with the Company is terminated by the Company without “Cause” (as defined below) or by the Grantee for “Good Reason” (as defined below), during any time while the Shares of Restricted Stock remain subject to restriction on transfer, a pro rata portion of any unvested Shares of Restricted Stock shall vest upon the date of the termination of employment, for the calendar year in which the date of the termination of employment occurs, and the restrictions on transfer set forth in Section 2 of this Agreement shall lapse upon the Grantee’s termination of employment.

(f)          In the event that Grantee terminates for Good Reason (as defined below) or is terminated by the Company without Cause (as defined below) within twelve (12) months following a Change in Control (as defined below), any then-unvested Restricted Shares subject to this Award shall accelerate in full, effective as of the date of termination of employment. In the event of a Change in Control, the Shares may be assumed, replaced or substituted by a successor corporation, which assumption or replacement shall be binding on the Grantee.

For purposes herein, unless provided otherwise in Grantee’s employment agreement with the Company, “Cause” shall mean the occurrence of any one or more of the following events, as determined in the sole discretion of the Company:

(i)         Grantee’s willful misconduct, gross negligence, or material failure to perform the duties and responsibilities of their position (other than as a result of physical or mental incapacity), after written notice from the Company and a reasonable opportunity to cure, if curable.

(ii)        Grantee’s material violation of any written policy, code of conduct, or procedure of the Company, its subsidiaries, or any of their respective affiliates, including but not limited to those relating to harassment (including sexual harassment), discrimination, workplace safety, or substance abuse.

(iii)        Grantee’s commission of any conduct which causes or could reasonably be expected to cause material financial or reputational harm to the Company;

(iv)        Grantee’s commission of, or participation in, any act of fraud, dishonesty, embezzlement, misappropriation, or other act of material misconduct with respect to the Company, its subsidiaries, or any of their respective affiliates.

(v)         Grantee’s commission of, indictment for, conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude, dishonesty, or theft.

(vi)        Grantee’s material breach of this Agreement or any other written agreement with the Company, its subsidiaries, or any of their respective affiliates, or Grantee’s breach of any fiduciary duty owed to the Company, its subsidiaries, or any of their respective affiliates.

(vii)       Grantee’s unauthorized use or disclosure of any confidential or proprietary information of the Company, its subsidiaries, or any of their respective affiliates, or breach of any non- solicit, confidentiality, or other restrictive covenant to which the Grantee may be subject, including, without limitation, Section 4 of this Agreement.

For purposes herein, unless provided otherwise in Grantee’s employment agreement with the Company, “Good Reason” shall mean Grantee’s termination of his employment in accordance with the next sentence after the occurrence of one or more of the following events without Grantee’s express written consent: (i) a material diminishment of Grantee’s job title; (ii) a material reduction by the Company in Grantee’s rate of annual salary (other than diminutions of annual salaries across the board for senior executives and not exceeding 20%); or (iii) Grantee being required to relocate the Grantee’s primary work location to a facility or location that would increase the Grantee’s one way commute distance by more than thirty (30) miles from the Grantee’s primary work location as of immediately prior to such change; provided, that a relocation of less than thirty (30) miles from Grantee’s then present location will not be considered a material change in geographic location.

For purposes herein, unless provided otherwise in Grantee’s employment agreement with the Company, “Change in Control” shall mean and include each of the following:

(i)          A transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d- 3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its subsidiaries; or (iii) in respect of an award held by Grantee, any acquisition by the Grantee or any group of persons including the Grantee (or any entity controlled by the Grantee or any group of persons including the Grantee); or

(ii)         The incumbent directors cease for any reason to constitute a majority of the Board; or

(iii)        The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions, or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)          which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)          after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(C)          after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

(vi)        The date which is ten (10) business days prior to the completion of a liquidation or dissolution of the Company.

(g)          Withholding. The Grantee shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable foreign, federal, state, provincial and local taxes that the Company is required to withhold at any time. In the absence of such arrangements, any withholding obligation may, if permitted by and as determined at the sole discretion of the Board, be satisfied by delivery to the Company of shares of Common Stock issuable under this Agreement equal to the withholding obligation.

(h)          Section 83(b). If the Grantee properly elects (as permitted by Section 83(b) of the Code) within 30 days after the issuance of the Restricted Stock to include in gross income for federal income tax purposes in the year of issuance the fair market value of such Restricted Stock, the Grantee shall pay to the Company or make arrangements satisfactory to the Company to pay to the Company upon such election, any federal, state or local taxes required to be withheld with respect to the Restricted Stock. The Grantee acknowledges that it is his or her sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) of the Code and any corresponding provisions of state tax laws if he or she elects to utilize such election.

(i)           Delivery Delay. The delivery of any certificate representing the Restricted Stock or other RS Property may be postponed by the Company for such period as may be required for it to comply with any applicable foreign, federal, state or provincial securities law, or any national securities exchange listing requirements and the Company is not obligated to issue or deliver any securities if, in the opinion of counsel for the Company, the issuance of such Shares shall constitute a violation by the Grantee or the Company of any provisions of any applicable foreign, federal, state or provincial law or of any regulations of any governmental authority or any national securities exchange.

4.            Legend. All certificates representing the Restricted Stock shall have endorsed thereon the following legends:

(a)          “The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of a Restricted Stock Agreement entered into between the registered owner and the Company dated November [•], 2025. Copies of the Restricted Stock Agreement are on file at the principal office of the Company.”

(b)          Any legend required to be placed thereon by applicable blue sky laws of any state.

Notwithstanding the foregoing, in no event shall the Company be obligated to deliver a certificate representing the Restricted Stock prior to the vesting date(s) set forth above.

5.            No Obligation to Continue Employment. This Agreement is not an agreement of employment. This Agreement does not guarantee that the Company or its subsidiaries or affiliates will employ or retain, or continue to, employ or retain the Grantee for any period of time, nor does it modify in any respect the Company’s (or any Affiliate’s) right to terminate or modify the Grantee’s employment or compensation.

6.            Power of Attorney. The Company, its successors and assigns, is hereby appointed the attorney-in-fact, with full power of substitution, of the Grantee for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which such attorney- in-fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. The Company, as attorney-in-fact for the Grantee, may in the name and stead of the Grantee, make and execute all conveyances, assignments and transfers of the Restricted Stock, Shares and property provided for herein, and the Grantee hereby ratifies and confirms all that the Company, as said attorney-in-fact, shall do by virtue hereof. Nevertheless, the Grantee shall, if so requested by the Company, execute and deliver to the Company all such instruments as may, in the judgment of the Company, be advisable for the purpose.

7.            Uncertificated Shares. Notwithstanding anything else herein, to the extent permitted under applicable foreign, federal, state or provincial law, the Company may issue the Shares in the form of uncertificated shares. Such uncertificated shares of Restricted Stock shall be credited to a book entry account maintained by the Company (or its designee) on behalf of the Grantee. If thereafter certificates are issued with respect to the uncertificated shares of Restricted Stock, such issuance and delivery of certificates shall be in accordance with the applicable terms of this Agreement.

8.            Rights as a Stockholder. The Grantee shall have all rights of a stockholder with respect to any Shares covered by the Restricted Stock, except with respect to the right to transfer any Shares covered by the Restricted Stock during the Restriction Period or except as otherwise specifically provided for in this Agreement.

9.            Amendment. To the extent applicable, the Board or the board of directors of the Company may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Agreement to comply with Section 409A of the Code and the regulations thereunder or any other applicable law. The award of Restricted Stock pursuant to this Agreement is not intended to be considered “deferred compensation” for purposes of Section 409A of the Code. With respect to any dividends and other RS Property, however, this Agreement is intended to comply with the applicable requirements of Section 409A of the Code relating to “short-term deferrals” thereunder, and shall be limited, construed and interpreted in a manner so as to comply therewith.

10.          Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by regular United States mail, first class and prepaid, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

[•]

If to the Grantee, to the address on file with the Company.

11.          Acceptance. The Grantee must accept this award of Restricted Stock by executing this Agreement within a period of 60 days from the date the Grantee receives this Agreement (or such other period as the Board shall provide). In the event that the Restricted Stock is not accepted within such time period, this Agreement shall be null and void ab initio and this award of Restricted Stock shall not be valid.

12.         Miscellaneous.

(a)          This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

(b)         This Agreement shall be governed and construed in accordance with the laws of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws).

(c)          This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

(d)          The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.
(e)          Grantee understands and agrees that, notwithstanding any provisions in this Agreement, the Company may recover, or require reimbursement of, this grant of Shares and any proceeds from the sale of such Shares, pursuant to a clawback policy which may be adopted by the Board for the purpose of complying with current or proposed U.S. law or regulation.

13.         U.S. Tax Consequences. Grantee acknowledges that there will be tax consequences upon vesting of the Shares (or the earlier making of a Section 83(b) election) and upon disposition of the Shares, if any, and Grantee should consult a tax adviser regarding Grantee’s tax obligations prior to such vesting, election or disposition. Upon vesting of the Shares (or earlier Section 83(b) election), Grantee will include in income the fair market value of the Shares. The included amount will be treated as ordinary income by Grantee and will be subject to withholding by the Company when required by applicable law. Upon disposition of the Shares, any subsequent increase or decrease in value will be treated as short-term or long-term capital gain or loss, depending on whether the Shares are held for more than one year from the date of settlement. Grantee should consult his or her personal tax adviser for more information on the actual and potential tax consequences of the Shares.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

OCEANPAL, INC.

By: [•]

Name: [•]
Title: [•]

GRANTEE

By: [•]
Name: [•]